UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                             FORM 12b-25

                                            SEC File Number: 000-26037

                     NOTIFICATION OF LATE FILING

                             FORM 10-KSB

                 For Period Ended: December 31, 2000


[Nothing is this form shall be construed to imply that the Commission has verified any information contained herein.]

PART I - REGISTRANT INFORMATION


                   Visual Bible International, Inc.
                   --------------------------------
                       Full Name of Registrant


                                 N/A
                      -------------------------
                      Former Name if Applicable


                  5100 Town Center Circle, Suite 330
                  ----------------------------------
      (Address of Principal Executive Office (Street and Number)


                      Boca Raton, Florida 33486
                      -------------------------(City, State and ZIP
Code)


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule
12b-25(b), the following should be completed. (Check the box if appropriate)

[X ]   (a)     The reasons described in reasonable detail in Part
               III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)     The subject annual report, semi-annual report,
               transition report on Form 10-K, Form 20-F, 11-K, Form
               N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)     The accountant's statement or other exhibit required
               by Rule 12b-25 has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

       Due to personnel changes in the Company and the inability of the Company to obtain necessary financial information from a non-affiliate, the Company has been unable to timely complete its financial statements and the audit thereof.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

       James Petway   (615) 312-9717
       ------------   --------------
       Name           Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) been filed: If the answer is no, identify report(s).
                                                        [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        [ ] Yes [X] No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   Visual Bible International, Inc.
                   --------------------------------
             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                             Visual Bible
                                             International, Inc.



                                             By:/s/Daniel W. Johnson
                                             Daniel W. Johnson,
                                             President
Date: March 30, 2001

[ATTENTION: Intentional misstatements of omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).]